Exhibit 10.1

THIRD AMENDMENT TO THE

CLOUD PEAK ENERGY RESOURCES LLC DEFERRED COMPENSATION PLAN

WHEREAS, Cloud Peak Energy Resources LLC (the “Company”), a Delaware limited liability company, adopted the Cloud Peak Energy Resources LLC Deferred Compensation Plan (the “Plan”), effective as of March 18, 2011, and subsequently amended the Plan with the First Amendment effective January 1, 2012 and the Second Amendment effective January 1, 2014; and

WHEREAS, the Company has the ability to amend the Plan pursuant to Section 8.1; and

WHEREAS, the Company desires to amend the Plan to clarify the availability of Scheduled Distributions under the Plan.

NOW, THEREFORE, the Company hereby amends the Plan in the following respects, effective as of the date adopted below:

1.             Article V of the Plan is amended and restated as follow:

ARTICLE V
DISTRIBUTIONS

5.1                  Distribution of Company Contributions Account. In the event of a Participant Termination of Service for any reason, the Distributable Amount credited to the Participant Company Contribution Account shall be paid in cash, an annuity contract or other property on the Payment Date following Termination of Service

5.2                  Small Benefit Exception. If on commencement of benefits payable from an Account the Distributable Amount from such Account is less than or equal to the applicable dollar amount under Internal Revenue Code Section 402(g)(l )(B), the total Distributable Amount from such Account shall be paid in a lump sum in cash, an annuity contract or other property on the scheduled Payment Date.

5.3                  Termination Distributions.  Except as provided in Section 5.6, in the event of a Participant’s Termination of Service other than by reason of Retirement, death or Disability, the Distributable Amount credited to the Participant Deferral Accounts shall be paid in a lump sum in cash, an annuity or other property on the Payment Date following Termination of Service.

5.4                  Retirement or Disability Distributions. Except as provided in Section 5.6, in the event of a Participant’s Retirement or Disability, the Distributable Amount credited to the Participant’s Deferral Accounts shall be paid to the Participant in cash, an annuity contract or other property on the Payment Date following the Participant’s Retirement or date of Disability unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.4 to receive substantially equal annual installments over up to fifteen (15) years.

5.5                  Death Benefits.

(a)           Prior to Commencement of Benefits. In the event that the Participant dies prior to commencement of benefit payable from an Account, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of such Account in a lump sum in cash or property other than an annuity contract on the Payment Date following the Participant’s death.

(b)           After Commencement of Benefits. In the event that the Participant dies after commencement of benefits payable from an Account, benefits from such Account shall continue to be paid to the Participant’s Beneficiary at the same time and in the same form as they would have been paid to the Participant had the Participant not died.

5.6                  Scheduled Distributions.

(a)           Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account. However, a Scheduled Distribution may not be elected from a Fund Subaccount deemed to be invested in a Fund that includes an option for the Participant to elect to receive a distribution of an annuity contract. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.4 of the Plan. A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than two (2) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.4.

(b)           Small Benefit Exception. If on commencement of benefits payable by reason of a Schedule Distribution the total balance of the Scheduled Distributions is less than or equal to the applicable dollar amount under Internal Revenue Code Section 402(g)(l)(B), the Scheduled Distribution shall be paid in the form of a single lump sum distribution on the scheduled commencement date.

(c)           Termination of Service. In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Participant’s Scheduled Distribution election shall be disregarded and the Participant’s Deferral Account will instead be paid in the form applicable to such Termination of Service under Section 5.2, 5.3 or 5.4 above (provided, however, that prior to January 1, 2014, a Participant’s Scheduled Distribution Election will be applied even in the event that the Participant has a Termination of Service prior to commencement of the Scheduled Distribution, but only if the Participant has five years of service or more as of the date of Termination of Service). In the event of a Participant’s Termination of Service for any reason after a Scheduled Distribution has commenced installment payments, such Scheduled Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not terminated service.

5.7                  Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a)           The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)           The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c)           The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d)           Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A the Committee may at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

5.8                  Specified Employees. In the case of any Participant who is a specified employee within the meaning of Code Section 409A as of the date of a separation from service, payments due as of the Participant’s separation from service may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of the Participant’s death).

2.             In all other respects, the terms of this Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of the date indicated below.

CLOUD PEAK ENERGY RESOURCES LLC

/s/ Cary W. Martin

Cary W. Martin, SVP – Human Resources

Date: October 20, 2015